EXHIBIT 99.1


                                      NEWS RELEASE
                                      142 WEST 57TH STREET NEW YORK, N.Y. 10019

FOR IMMEDIATE RELEASE
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          KIM ROY RESIGNS AS PRESIDENT OF ANN TAYLOR STORES DIVISION
          ----------------------------------------------------------

  --COMPANY REAFFIRMS EARNINGS GUIDANCE FOR FOURTH QUARTER AND FULL YEAR 2002--



New York,  New York,  January 23, 2003 - Ann Taylor Stores  Corporation  (NYSE:
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ANN)  announced  today  that Kim Roy,  President  of its Ann  Taylor  division,

resigned  from the Company for personal  reasons,  effective  immediately.  Ms.

Roy  joined  Ann  Taylor  in May 2001.  The  Company  has begun a search  for a permanent successor to Ms. Roy.



Ann Taylor  Chairman J.  Patrick  Spainhour  said,  "On behalf of the Board,  I would  like to  thank  Kim for  her  service  as  President  of the Ann  Taylor division.  Kim did much to  reassert  within our Ann Taylor  division a renewed focus on our  brand's  core  attributes  and  competencies  in  classic  career apparel and polished  casual apparel and  accessories.  We wish her well as she pursues new projects and interests.  Until a replacement  is found,  Ann Taylor division merchandising and design will report directly to me."



      Separately,  Ann Taylor  Stores  reaffirmed  its current  fourth  quarter earnings  per  share  guidance  in the  range of $0.32 - $0.33,  and full  year earnings per share guidance in the range of $1.69 - $1.70.



      Ann Taylor is one of the country's leading women's  specialty  retailers,

operating  585 stores in 42 states,  the  District of Columbia and Puerto Rico,

and also an Online Store at http://www.anntaylor.com.



FORWARD-LOOKING STATEMENTS
Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation
Reform Act of 1995. The forward-looking statements may use the words "expect", "anticipate", "plan", "intend", "project", "believe" and similar expressions. These forward-looking statements reflect the Company's current expectations concerning future events and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately customer fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company's brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company's Online Store; a significant change in the regulatory environment applicable to the Company's business; an increase in the rate of import duties or export quotas with respect to the Company's merchandise; financial or political instability in any of the countries in which the Company's goods are manufactured; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; and other factors set forth in the Company's filings with the SEC. The Company does not assume any obligation to update or revise any forward-looking statements at any time for any reason.

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   Contact:

   Barry Erdos
   Chief Operating Officer
   (212) 541-3318

   Doreen Riely
   Director of Investor Relations
   (212) 541-3484